Exhibit 6.14

___________________, 2023

Modern Mining Technology Corp. (the “Issuer”)

1500-1055 West Georgia Street

Vancouver, BC V6E 4N7

To: The Board of Directors of the Issuer

From: the undersigned holder (the “Holder”)

RE:	Consent to Automatic Cashless Exercise of Warrants upon Public Offering

The Holder is the registered owner of ________________ post-Consolidation (as defined below) common share purchase warrants of the Issuer (each, a “Warrant” and collectively, the “Warrants”) which, when exercised at an exercise price of US$0.80 per Warrant (the “Exercise Price”) in accordance with its terms, entitle the Holder to acquire one common share in the capital of the Issuer (each, a “Warrant Share” and collectively, the “Warrant Shares”). Capitalized terms used but not otherwise defined herein have the meaning ascribed thereto in the underlying subscription agreement (the “Subscription Agreement”) dated on or around June 21, 2021 entered into between the Holder and the Issuer. On May 11, 2023, the Issuer completed a consolidation of its outstanding share capital (the “Consolidation”) on the basis of one post-Consolidation Share for each four (4) pre-Consolidation shares, and the Warrants were adjusted to reflect the Consolidation in accordance with their terms.

In the event the Issuer completes an initial public offering (the “Public Offering”) of its common shares (“Common Shares”), the Holder hereby irrevocably agrees 100% of the Warrants will be automatically exercised (except in the case where the Maximum Percentage (defined below) would be exceeded, in which case the greatest amount of Warrants not to exceed the Maximum Percentage will be exercised), with no further action or consent required by the holder, on a “cashless” basis immediately following completion of the Public Offering. In lieu of payment of the aggregate Exercise Price in the manner specified in the certificate representing the Warrants, the Holder shall receive Warrant Shares equal to the value of the Warrants. On completion of the “cashless” exercise, the Issuer shall issue to the Holder such number of fully paid and non-assessable Warrant Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X = the number of Warrant Shares to be issued to the Holder;

Y = the number of Warrants being exercised;

A = the price per Common Share in the Public Offering; and

B = the Exercise Price.

Notwithstanding the foregoing, any exercise of Warrants shall be subject to the Consent to Additional Restrictions on Exercise of Warrants dated on or about May 17, 2022 between the Holder and the Issuer, whereby the Holder agreed to, among other things, a restriction against exercising the Warrants if, after giving effect to such exercise, the Holder and any affiliates or any persons acting as a group together with the Holder, would in aggregate beneficially own or exercise control or direction over 4.99% or more of the issued and outstanding Common Shares (the “Maximum Percentage”).

The Holder further confirms and understands that pursuant to the Lock-Up Agreement with ThinkEquity LLC to be dated and signed the Holder on or about the date hereof, all securities held by the Holder in the Issuer including, but not limited to the Warrant Shares, will be subject to a lock-up period that will run for 12 months from the date of the Public Offering.

The Issuer is hereby authorized to take any actions it deems necessary to give effect to the exercise of the Warrants on completion of the Public Offering without any further action on the part of the Holder. The Issuer is hereby irrevocably authorized to instruct the Issuer’s transfer agent to exercise the Warrants and register the Warrant Shares in the name of the Holder as set out in the Subscription Agreement, or as otherwise specified Schedule “A”.

This amending letter agreement may be executed and delivered in one or more counterparts and may be executed and delivered by facsimile or any other electronically communicated method, each of which when executed and delivered shall be deemed an original and all of which counterparts together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have executed this amending letter agreement as of the date first above written.

If the Holder is an individual:

Name of Witness [Please Print]	Name of Holder

Signature of Witness	Signature of Holder

If the Holder is not an individual:

NAME OF CORPORATION:

By:
Name:
Title:

Acknowledged and agreed to by:

MODERN MINING TECHNOLOGY CORP.

By:
Name:
Title:

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Schedule “A”

Registration Instructions

REGISTRATION INSTRUCTIONS	DELIVERY INSTRUCTIONS

(name of registered holder)	(contact name)

(address of registered holder – include city, province and postal code)	(address – include city, province and postal code)

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